Exhibit 99.(r)(5)

Code of Ethics

2013

CALYPSO CAPITAL MANAGEMENT, LP
135 EAST 57TH STREET
NEW YORK, NEW YORK 10022

Calypso Capital Management, LP

TABLE OF CONTENTS

A.	Overview	2
B.	Persons Covered by the Code	3
1)	Employees	3
2)	Access Persons	3
3)	Non-Access Person	3
C.	Accounts Covered by the Code	3
D.	Reporting and Prior Approvals by Access Persons	5
E.	Pre-Clearance of Initial Public, Limited or Private Offering	6
F.	Prohibited Actions Relating to Reportable Securities	6
G.	Conflicts of Interest	7
H.	Outside Affiliations	7
I.	Political Contributions	7
J.	Gifts and Entertainment	7
K.	Confidentiality	7
L.	Restricted Access	8
M.	Reporting Violations of the Code	8
N.	Administration of the Code	8
O.	Sanctions	8
P.	Annual Review	9
Q.	Interpretations and Exceptions	9
R.	Retention of Records	9
S.	Insider Trading Policy	9
T.	Expert Networks	12
U.	Acknowledgement of Receipt and Compliance	13
Attachment A – NOTIFICATION OF OUTSIDE BUSINESS ACTIVITIES
Attachment B – HOLDINGS REPORT
Attachment C – QUARTERLY TRANSACTIONS REPORT
Attachment D – PERSONAL SECURITIES TRADING REQUEST FORM
Attachment E – INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
Attachment F – ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
Attachment G – LIST OF BROKERS

Calypso Capital Management, LP

Code of Ethics

A.	Overview

This Code of Ethics and Insider Trading Policy (“Code”) has been adopted by Calypso Capital Management, LP, a registered investment adviser (“Adviser” or “Firm”), and sets forth procedures and limitations which govern the business conduct and personal securities trading of persons associated with the Adviser.

This Code has been adopted by senior management of the Adviser to effectuate the purposes and objectives of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), and in accordance with industry best practices.

As an investment adviser, the Firm stands in a position of trust and confidence to our clients. Accordingly, we have a fiduciary duty to place the interest of each of our clients (the “Funds”) before the interests of the Firm and the employees of the Firm (the “Employees”). In order to assist the Firm in meeting its obligations as a fiduciary, the Firm has adopted this Code, which requires that all Employees:

•	Be vigilant in maintaining the integrity of our business by promoting ethical conduct, creating a culture of compliance and avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility;

•	Comply with applicable securities laws and regulations[1];

•	Conduct their affairs, including their personal securities transactions, in such manner to avoid: (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of responsibility; and

•	Comply with this Code.

In addition, the Adviser’s Employees are required to comply with applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Advisers Act, the Investment Company Act and rules thereunder. Due to the litany of definitions and interpretations contained in these laws, it is imperative that the Adviser’s Employees also read the Firm’s Compliance Manual, as may be updated from time to time, which contains policies and procedures designed to address pertinent industry regulations. In addition, Employees are asked to consult with the Chief Compliance Officer (“CCO”)2 or legal counsel before engaging in any activity or planned activity where there exists, or may exist, uncertainty concerning the legality of such activity.

The firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. It is the responsibility of each Employee to read the Code and understand that the above general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

The Adviser may choose to adopt a supplemental code of ethics in addition to this Code. Such code may be necessary due to certain affiliations or organizations that the Adviser, or some of its Employees, is a member (e.g., CFA Institute, state bar associations). In the event of any conflict or discrepancy between any such supplemental code of ethics and this Code, this Code shall at all time control.

1 These laws include the Securities Act, the Exchange Act, the Advisers Act, the Investment Company Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

2 Any reference herein to the CCO shall mean the CCO or any other person designated by the CCO.

Each individual is ultimately responsible for his or her compliance with the Code. Any questions regarding the Code should be referred to the CCO. However, while the CCO is a resource, he or she is not giving legal advice, and any authorization which may be granted for trading under the Code does not assure compliance with the totality of the Code.

B.	Persons Covered by the Code
1)	Employees

The Code applies to the Firm’s Employees, which for purposes of the Code include all of the Firm’s “Supervised Persons.” The Firm’s Supervised Persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similar functions), our employees, and other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control (e.g., consultants, temporary workers, independent contractors or other persons designated by the CCO).

2)	Access Persons

Certain provisions of the Code apply only to the Firm’s “Access Persons.” Our Access

Persons include any Employee who:

i)	Has access to nonpublic information regarding any Fund holdings, or the purchases or sales of securities;
ii)	Is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic;
iii)	In connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of a client;
iv)	Obtains information concerning recommendations made regarding the purchase or sale of securities on behalf of a client; or
v)	Is an internal director, officer or partner of the Adviser.

All of the Firm’s internal directors and officers are deemed Access Persons for purposes of this Code. In addition, in limited circumstances, Calypso may treat a non-employee (e.g., third party consultant) as an Access Person for purposes of the Code.3 The CCO would make that determination taking into account the person’s role and access to sensitive information within the firm and any other facts and circumstances which may indicate that the person should be subject to Calypso’s supervision and control.

3)	Non-Access Person

A “Non-Access Person” is any Supervised Person who does not meet the definition of Access Person.

C.	Accounts Covered by the Code

The requirements and restrictions contained in the Code apply to all “Reportable Securities” in any “Account.” The following Accounts or situations are covered under the Code:

1)	Personal Accounts

The term “Personal Account” means any personal investment account in which an Employee has any direct or indirect “Beneficial Ownership.”4 This includes:

3 Any decision by Calypso’s CCO to treat a non-employee as an “Access Person” for purposes of the Code is not a determination that such person is an employee of Calypso or its affiliates for any purpose, and thus should not be deemed as such.

4 “Beneficial Ownership” has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Exchange Act, and for purposes of this Code, should be deemed to include, but not be limited to, any interest by which an Access Person or any immediate family member of an Access Person can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying security; a right to acquire equity securities through the exercise or conversion of any derivative security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee), unless (i) the performance related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more and (ii) equity securities of the issuer do account for more than 10% of the market value of the portfolio.

•	Any Personal Account where the Employee has a direct or indirect opportunity to share in any profit derived from any contract, arrangement, understanding, relationship or otherwise.

•	Accounts over which an Access Person may have Beneficial Ownership interest, including, but is not limited to, individual, joint, partnership, custodial, trust, IRA, UGMA and KEOGH accounts.

2)	Immediate Family

All accounts of immediate family members of an Access Person, including any relative by blood or marriage, living in the Employee’s household or who are financial dependents of the Employee are subject to this Code (adult children in a separate household are not covered under the Code). Immediate family members may include any of the Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

The determination of Beneficial Ownership is the responsibility of each Access Person; it is a fact-based decision.

Note: Accounts over which the Access Person retains no Investment Control5 and that are managed by an independent third-party are exempt from the prohibited transaction rules of the Code, if:

i)	A copy of the discretionary account management agreement is provided to the CCO promptly upon establishment of the account;

ii)	The CCO finds no exceptions after his/her review of the discretionary account management agreement; and

iii)	The CCO is provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise investment control or to place unsolicited trades with such manager unless, in the view of the CCO, the discretionary account management agreement (described in (i) above) contains language to such effect.

3)	Reportable Securities

The term “Reportable Securities” includes all securities6 with the exception of the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares of money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Funds advised or sub-advised by the Firm (or the Firm’s affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, the CCO.

5 All accounts over which an Access Person exercises Investment Control, with the exception of the Adviser client account over which the Access Person exercises investment control as part of his or her job responsibilities. Investment Control shall mean the direct or indirect power to exercise controlling influence over investment decisions. This includes any arrangement where the Access Person serves as an agent, executor and trustee or in another similar capacity.

6 As defined in Rule 204A-1 under the Advisers Act.

D.	Reporting and Prior Approvals by Access Persons

1)	Initial and Annual Holdings Reports

i)	Contents of Holdings Reports

All Access Persons must periodically make written disclosures and compliance certifications regarding personal investments in Reportable Securities in which they have Beneficial Interest or Control. As required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, all Initial and Annual Holdings Reports and Quarterly Transaction Reports must be made within the time periods and contain all of the applicable information specified in Attachments B, C and G and submitted to the CCO. The holdings reports must disclose all Reportable Securities held in any Personal Account.

ii)	Timing of Holdings Reports

Every Access Person must submit a holdings report within the following time frames:

(1)	No later than 10 days after becoming an Access Person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Access Person; and

(2)	At least once each year thereafter within 45 days of the end of the Firm’s fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

2)	Quarterly Transaction Reports

i)	Contents of Transaction Reports

Every Access Person must submit a quarterly transaction report (Attachment C) to the CCO for each Reportable Securities transaction in any Personal Account.

ii)	Timing of Quarterly Transaction Reports

Every Access Person must submit a quarterly transaction report no later than 30 days after the end of each calendar quarter, and the report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3)	Duplicate Account Statements and Trade Confirmations

Every Access Person must direct their broker(s) to send duplicate brokerage statements and trade confirmations for all Personal Accounts to the CCO (Attachment B).

Note: This includes brokerage statements with respect to all securities (such as those held in a mutual fund), not just Reportable Securities.

4)	Exceptions to the Reporting Requirements

No Access Person is required to submit:

i)	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).
ii)	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5)	Prior Approval of the Purchase and Sale of Reportable Securities

Access Persons must obtain written approval from the CCO prior to executing the purchase or sale of any Reportable Security, including exchange traded funds, for a Personal Account. Such approval may be obtained by submitting a Personal Securities Trading Request form (Attachment D) or via email.

E.	Pre-Clearance of Initial Public, Limited or Private Offering

All Access and Supervised Persons must pre-clear with the CCO every proposed transaction in an Initial Public, Limited or Private Offering. Any person purchasing or holding Reportable Securities acquired in an Initial Public, Limited or Private Offering (as defined below) shall disclose to the CCO that investment when he/she plays a part in any subsequent consideration of an investment in the issuer for any client. In such circumstances, the decision to purchase Reportable Securities of the issuer for a client account shall not be made by anyone with a personal interest in the issuer unless such interest has previously been disclosed to investors (e.g., Private Placement Memorandum).

An Initial Public Offering shall be defined as any offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited or Private Offerings shall be defined as offerings that are exempt from registration under the Securities Act, as amended, either pursuant to Sections 4(2) or 4(6), or Rules 504, 505 or 506. For the purposes of this Code, purchases of real estate used as a primary or secondary residence shall not be subject to the prior written approval of the CCO.

When considering requests for participation in Initial Public or Limited Offerings, the CCO will take into account the specific facts and circumstances of the request prior to reaching a decision. These factors include, among other things, whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser, or his or her relationship to a client account. The CCO will also consider whether a client account is authorized to invest in securities of the issuer or whether the Employee is eligible to participate in an Initial Public Offering. At his discretion, the CCO may request any and all information and/or documentation necessary to satisfy him that no actual or potential conflict, or appearance of a conflict, exists between the proposed Initial Public, Private or Limited Offering and the interest of any client account.

Requests to participate in an Initial Public, Limited or Private Offerings should be submitted to the CCO prior to the completion of such transaction.

F.	Prohibited Actions Relating to Reportable Securities

No Supervised Person shall:

1)	Engage in any act, practice or course of conduct, which would violate the provisions of this Code;
2)	Buy or sell based upon, or while in possession of, material nonpublic information regarding the issuer or security; or
3)	Buy or sell (without prior approval from the CCO) any Reportable Securities.

No Access Person shall:

1)	Buy or sell any security (or related security) that the Access Person has direct knowledge is under active consideration for purchase or sale by the Adviser or a sub-adviser.
2)	Engage in or give the appearance of “front-running,” that is, the purchase or sale of a security for his/her own account(s) on the basis of the Adviser’s trading positions or plans for a client account(s) over which the Access Person has Investment Control;
3)	Purchase or sell any security, while possessing material nonpublic information regarding any issuer of the security, until the information becomes public or is no longer material;
4)	Purchase any security in a Limited or Private Offering, without prior written approval of the CCO; and
5)	Purchase or sell a Covered Security of an issuer within 30 days before or after a purchase or sale order has been placed and/or executed for a client over which the Access Person has Investment Control or assists with investment control and has direct knowledge of such purchase or sale or such purchase or sale order.

Employees risk the loss from canceled trades and the Firm’s designated charity will obtain any gain from such cancelled trade.

G.	Conflicts of Interest

Every Employee is expected to avoid situations where the private interests of the Employee or members of the Employee’s family conflict with interests of the Firm.

The Firm has a duty to disclose potential and actual conflicts of interest to its clients. Every Employee must disclose any potential conflict of interest to the Employee’s supervisor and to the CCO so that it can be resolved. The Employee must disclose personal relationships that the Employee has with any parties the Firm does business with (e.g. clients, service providers, vendors, regulators, etc.), or which the Employee has directly or indirectly brought to the Firm’s attention for the purpose of soliciting such business.

Employees may not have any business or financial relationship with customers, clients, service providers, vendors, consultants, law or accounting firms or competitors that could negatively influence the Employee in carrying out his or her responsibilities. This would include the ownership of stock in these companies.

If the Employee is not sure if his or her situation with another organization might conflict with his or her job performance or the Firm’s interests, the Employee should discuss it with the CCO. Most potential conflict situations can be readily resolved once they are properly disclosed.

If any Employee is aware of any conflicts of interest or potential conflicts of interest, the Employee must report the same to the CCO.

H.	Outside Affiliations

All Access and Supervised Persons must obtain prior written authorization of the Portfolio Manager or senior management of the Adviser before serving on a board of directors of any company or otherwise undertaking any outside business affiliation. Any such authorization shall be based upon a determination that the board service or outside affiliation would not conflict with the interest of any client. No notification is needed to serve in these capacities in a non-profit corporation, with the Firm or an affiliate of the Firm.

Requests for outside affiliations or board positions permitted under the Code shall be submitted to the Portfolio Manager or senior management of the Adviser via the form attached hereto as Attachment A.

I.	Political Contributions

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities (known as “pay to play”). Although political contributions are not prohibited, Supervised Persons must be cognizant of potential conflicts of interest that may exist if the Adviser or its Employees contribute to the campaigns of any client(s), Employee or consultant to the Adviser.

Please see the Compliance Manual for further guidance on political contributions.

J.	Gifts and Entertainment

The Firm places restrictions on gifts and entertainment to address conflicts of interests that may arise when an Employee accepts a gift, favor, entertainment, special accommodation or other items of value from any entity that does business with or on behalf of the Firm.

No Access Person shall accept directly or indirectly anything of value, including gifts and gratuities, from any person or entity that does business with the Firm or is seeking to do business with the Firm without prior approval from the CCO. The CCO will review the gift and entertainment request in conjunction with the Portfolio Manager and/or the Chief Financial Officer (the “CFO”).

K.	Confidentiality

Information (1) provided by any of the limited partners or shareholders of a client, or any prospective limited partner or shareholder of a client; (2) obtained by the Firm in connection with verifying information provided by a limited partner, shareholder or client; and (3) regarding a transaction with the limited partner, shareholder or client, is confidential and access persons shall not disclose such information to non-affiliated third persons, except as necessary to establish and manage the client’s account, to demonstrate compliance with federal or state securities laws or as otherwise directed in writing by the client or the limited partner or shareholder. The confidentiality policy is set forth in more detail in the Compliance Manual and is incorporated therein.

L.	Restricted Access

The Firm has implemented a system by which material nonpublic information about the Firm’s securities recommendations and the client’s securities holdings and transactions are accessible only by those Access Persons who need such information to perform their duties. No Access Person should have access to, or use such information, unless the information is necessary to perform their duties.

M.	Reporting Violations of the Code

Every Employee is required to promptly report any violations of the Code to the CCO. Sensitive information about violations will be kept confidential until otherwise decided by the CCO. Investigations into reports of violations will be carried out immediately by the CCO and other designated supervisors. The records of the initial report, investigation and subsequent sanction, if any, will be documented and retained for a period of five years.

N.	Administration of the Code

The CCO will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that Access Person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•          A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•	A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;/FONT>

•          A record of the names of persons who are currently, or within the past five years were, Access Persons;

•	A record of any decision, and the reasons supporting the decision, to approve an Employee’s request to participate in the acquisition of an Initial Public or Limited Offering; and

•	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, and during the first two years, in an appropriate office of the Firm.

O.	Sanctions

Any violations of any provision of the Code may result in disciplinary action. The CCO, in consultation with the Portfolio Manager and the CFO, as necessary, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

P.	Annual Review

The CCO will review the adequacy of the policies and procedures contained in this Code and the effectiveness of its implementation on an annual basis. This review will consider any changes in the business activity of the Adviser and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the CCO will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

Q.	Interpretations and Exceptions

As the designee of senior management, the CCO shall have the right to make final and binding interpretations of the Code and may grant, using her discretion, exceptions to certain of the above restrictions.

A member of senior management of the Adviser or any other person designated (who may or may not be an Employee of the Adviser) is responsible for reviewing the CCO’s personal trading reports required under the Code. If the CCO is in violation of the Code, senior management will impose the appropriate sanction(s).

R.	Retention of Records

For the purpose of maintaining appropriate books and records, this Code, as updated from time to time, acknowledgements of receipt of a copy of this Code by each Supervised Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, each memorandum made by the Legal/Compliance Department hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Adviser as required under the Advisers Act and the Investment Company Act for a period of not less than 5 years.

The CCO will use his or her best efforts to assure that all requests for pre-clearance, all personal securities transaction reports and all reports of securities holdings are treated as “Personal and Confidential.” However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Adviser and its affiliates as are necessary to evaluate compliance with or sanctions under this Code.

S.	Insider Trading Policy

1)	Policy Statement on Insider Trading

Section 204A of the Advisers Act requires the Adviser to establish, maintain, and enforce written procedures reasonably designed to prevent the wrongful use of “inside” information.

The Firm shall prohibit any Employee from trading, either personally or on behalf of others, or recommending securities, while in possession of material, nonpublic information in violation of applicable laws and regulations. This unlawful conduct is frequently referred to as ”insider trading.”

The Firm’s policy extends to external activities and outside duties related to Employees’ association with the Adviser. Any questions regarding the Adviser’s insider trading policy and procedures should be referred to the CCO.

Adherence to this Insider Trading Policy and Procedures is a basic condition of employment or association with such Adviser. Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, of such Employee.

2)	Inside Information

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material and nonpublic, or “inside,” information. The Firm’s policy requires stringent avoidance of the misuse of inside information.

The misuse of material, nonpublic or “inside” information constitutes fraud, a term broadly defined under the securities laws. Fraudulent misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the firm, an Employee, a client, or anyone else. Fraudulent misuse also includes “tipping” such information to anyone, or using it as a basis for recommending, by way of a research report or otherwise, the purchase or sale of a security.

Persons guilty of fraudulently misusing “inside” information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, and dismissal by an Adviser.

“Inside” information is material, nonpublic information. The courts and regulatory authorities have broadly construed what constitutes “inside” information. Generally speaking, information is “material” if it has “market significance” in the sense that it is likely to influence reasonable investors, including reasonable speculative investors, in determining whether to trade the securities to which the information relates. For example, information is likely to be “material” if it relates to significant changes affecting such matters as: dividends; earnings estimates; write downs of assets or additions to reserves for bad debts or contingent liabilities; the expansion or curtailment of operations; proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out; new products or discoveries; major litigation; liquidity problems; extraordinary management developments; public offerings; changes of debt ratings; issuer tender offers; and recapitalizations. Given the potentially severe consequences to the Firm and its personnel of a wrong decision, any person who is uncertain as to whether any information he or she possesses is “inside” information must contact the CCO for guidance, rather than solely relying on his or her own judgment or interpretation.

3)	Prohibiting Misuse of Inside Information

Those in possession of inside information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public. It is fundamental policy of the Firm that:

•	No Employee, while in possession of inside information relevant to a security, shall purchase or sell, or recommend or direct the purchase or sale of, such security for the account of the Adviser, an Employee, a client or anyone else.

•	No Employee shall use inside information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members) or any other account over which the Employee has discretionary authority or a power of attorney.

•	No Employee shall disclose inside information to any person outside the firm without the authorization of the CCO or senior management.

•	Any Employee who, in the course of his or her employment, obtains inside information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for his or her personal account on the basis of the disclosed facts.

4)	General Guidelines

To ensure that material, nonpublic information is not misused, it is imperative that the flow of such information be limited so that only those people within the Firm with a “need to know” are given such information.

Routine communications between departments which are not transaction or issuer specific, such as general observations about industries and issuers within those industries, and which would not affect a person’s investment decision about a specific security, are not prohibited.

“Inside” Information – Fundamental Research

While fundamental research is at the core of every buy-side business, there are certain areas where fundamental research can heighten the risk of exposure to insider trading law. Insider trading prohibitions do not make legitimate fundamental research – and acting on fundamental research – illegal. Skilled analysts may examine bits and pieces of nonpublic and nonmaterial information about an issuer and may, through skill and experience, prepare an analysis that reaches a material conclusion about the securities involved. Below are some guidelines research analysts should follow to avoid exposure to insider trading law.

i)	Confidentiality agreements with research sources create significant insider trading risks.
•	Trading while aware of material, nonpublic information obtained under a confidentiality agreement heightens the risk of exposure to insider trading law.
•	If an analyst receives material, nonpublic information under a confidentiality agreement, trading in that name should be restricted.

ii)	Investment analysts must assess whether research sources are breaching a duty.
•	While no analyst is tasked with knowing each source’s obligations, every analyst will be presumed to have the knowledge of a reasonable investor.
•	Two elements must be present for insider trading risk to arise: (1) the information must be material (significant to a reasonable investor) and nonpublic (not widely disseminated); and (2) the analyst knows or should know that the information should not be shared by the contact.

iii)	Investment personnel should consult advisors when they selectively receive material, nonpublic information.

If you have any question as to whether information is routine, however, please contact the CCO.

5)	Maintenance of Restricted List

The Adviser currently maintains a Restricted List that is reviewed daily. In the event the Adviser, or its Employee(s), has possession of material nonpublic information, then the CCO will add the name to the Restricted List.

The Restricted List is posted daily on the public folder section of each employee’s outlook.

The Restricted List is compiled by the operations staff and reviewed by the CCO on a daily basis.

Since all personal trades must be pre-approved, the CCO may also request a confirmation from the PM or analyst covering the sector that no work is being done on the prospective name before providing approval of a trade.

6)	Review of Trading

The CCO, or other individuals designated within the Adviser and identified to the Compliance Department, will review, at least quarterly, the trading activity of the Adviser’s Access Persons. A record of such review will be maintained by the CCO. The CFO or member of the Legal/Compliance Department will review the CCO’s holdings and trading report.

7)	Investigations

The CCO will investigate questionable, anomalous or suspicious trades, whether discovered through scheduled reviews of exception reports or any other way. The scope and extent of any particular inquiry will be determined by the nature of the trade in question. The relevant Employee or client may be contacted by the CCO for an explanation as to the trade in question. An investigation record will be kept by the CCO. The record will contain, at a minimum, the following:

(i) The name of the security;

(ii) The date the investigation commenced;

(iii) An identification of the accounts involved; and

(iv) A summary of the disposition of the investigation.

8)	Procedures for the Firm’s Policy Against Insider Trading

The foregoing procedures have been established to aid the Employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Each Employee of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with the CCO.

9)	Identifying Inside Information

Before trading for yourself, or others, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed?

•	Is the information nonpublic? To whom has it been provided? Has it been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

•	If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps:

(i)	Do not purchase or sell the securities on behalf of yourself or others;
(ii)	Report the matter immediately to the CCO; and
(iii)	Do not communicate the information inside or outside the Adviser, other than to the CCO.

After the CCO has reviewed the issue, you either will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade or communicate the information.

10)	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including co-workers, except as referred to above. In addition, take care that such information is secure by sealing files and restricting access to computer files containing nonpublic information.

11)	Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

T.	Expert Networks

Expert Networks connect institutions with industry experts through telephone consultations, in-person meetings and roundtable discussions to facilitate primary research. Expert Networks usually consist of leading global industry executives, senior managers, operational and product experts, scientists, doctors, lawyers and professionals across all industries.

It is the Firm’s policy that all Expert Networks, before contracting for services, must be reviewed by the legal department. The legal department will make an assessment as to the Expert Network’s compliance procedures. A sampling of the categories that will be reviewed are:

•	Reviewing the terms of any agreement with an expert network firm;
•	Review contractual arrangements between the expert network and their experts, including compensation and representations and warranties provided therein;
•	Certifications required from experts before and after calls;
•	Having the Adviser’s staff read and acknowledge the adviser’s insider trading policies;
•	Rules for Expert Participation;

•	Evaluating any controls in place at the expert networks;
•	Whether Experts are prohibited from consulting about their current employer or about other third-parties;
•	It is prohibited to speak with experts who were employed within the past 6 months at a company in which the firm is considering investing.
•	Dedicated Compliance Team;
•	Discussions with Employees of Public Companies are prohibited
•	Employee Policies; and
•	Confidentiality agreements.

At the beginning of any discussion with an expert, the analyst shall require that the expert assent to the following:

You understand that Calypso does not wish to receive material, non-public information, you have not breached, and will not breach, any confidential agreement or legal duty that you have to any party, no one else has breached a legal duty in providing information to you, you are not an employee, affiliate or supplier of the issuer that will be discussed on the call, you did not pay an employee, affiliate or supplier of the relevant issuer in order to obtain the information and the information you plan to provide was not obtained directly or indirectly by anyone who would not be able to assent to each of the foregoing representations.

At the end of the meeting, confirmation should be obtained that nothing discussed changed the assent obtained at the beginning of the meeting. Informal means of continued communication with the expert are prohibited, such as text messaging, instant messaging and social networking sites.

To further enhance and expand the review process for any expert networks that the Adviser utilizes, the CCO will have the opportunity to:

1)	Monitor calls, on a spot check basis, between the analyst and the consultant;
2)	Review quarterly usage;
3)	Request notes/minutes from an analyst that has utilized a consultant;
4)	Quarterly certification: from the Adviser’s staff who utilize expert networks that they are not trading on inside information;
5)	Identify any trades made by the adviser following a conversation with an expert and testing at least some of those trades against publicly available information, and
6)	Monitoring personal trading by the adviser’s staff that may have access to material nonpublic information.

U.	Acknowledgement of Receipt and Compliance

The Firm will provide each Employee with a copy of this Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Firm with the applicable written acknowledgement (forms of which are attached hereto as Attachment E and Attachment F) evidencing the fact that such Employee has received, reviewed and understands this Code and any amendments hereto.